Axos Financial, Inc. Reports Third Quarter 2019 Results
Total Assets Reached $10.9 billion At March 31, 2019

SAN DIEGO, CA – (BUSINESS WIRE) – April 30, 2019 – Axos Financial, Inc. (NYSE: AX) (“Axos”), parent company of Axos Bank (the “Bank”), today announced financial results for the third fiscal quarter ended March 31, 2019. Net income was $38.8 million, a decrease of 24.3% from $51.3 million for the quarter ended March 31, 2018. Earnings attributable to Axos’ common stockholders were $38.7 million or $0.63 per diluted share for the third quarter of fiscal 2019, a decrease of 24.3% from $51.2 million or $0.80 per diluted share for the third quarter ended March 31, 2018.
Adjusted earnings and adjusted earnings per diluted common share (“adjusted EPS”), non-GAAP measures, which excludes non-cash amortization expenses and non-recurring costs related to mergers and acquisitions, and other non-recurring costs increased 0.4% to $51.5 million and increased 5.0% to $0.84, respectively, for the quarter ended March 31, 2019 compared to $51.3 million and $0.80, respectively, for the quarter ended March 31, 2018.
Third Quarter Fiscal 2019 Financial Summary:

	Three Months Ended March 31
(Dollars in thousands, except per share data)	Q3 Fiscal 2019	Q3 Fiscal 2018	% Change
Net interest income	$129,169	$116,683	10.7%
Non-interest income	$26,098	$23,525	10.9%
Net income	$38,821	$51,253	(24.3)%
Adjusted earnings (Non-GAAP)[1]	$51,518	$51,305	0.4%
Net income attributable to common stockholders	$38,744	$51,176	(24.3)%
Diluted EPS	$0.63	$0.80	(21.3)%
Adjusted EPS (Non-GAAP)[1]	$0.84	$0.80	5.0%
[1] See “Use of Non-GAAP Financial Measures”

“We successfully closed the COR Clearing, MWABank and WiseBanyan acquisitions this quarter,” stated Greg Garrabrants, President and Chief Executive Officer of Axos. “The additions of lower-cost deposits from these and prior acquisitions helped increase our banking business unit net interest margin by 14 basis points year-over-year to 4.94%. Strong loan originations in our C&I, commercial real estate and multifamily businesses were partially offset by elevated payoffs in our lender finance book and subpar loan production in our single family jumbo mortgage group. With a healthy loan pipeline, we will remain disciplined in our credit underwriting and grow our loan portfolio where we see the best risk-adjusted returns.”

“Our reported financial results for the quarter ended March 31, 2019 were impacted by merger and acquisitions and non-recurring costs as well as certain unexpected quarter-end adjustments,” explained Andy Micheletti, Executive Vice President and Chief Financial Officer of Axos. “One-time merger-related expenses including non-cash amortization and depreciation costs as well as a non-recurring cost associated with a reserve to cover potential losses associated with a correspondent clearing customer reduced our reported net income by approximately $12.7 million, or $0.21 per share. The unexpected quarter-end adjustments included an unrealized loss in securities and mortgage servicing rights portfolios that combined to reduce after tax net income by $1.3 million or $0.02 per share. We have taken actions to bolster growth in our fee-based businesses.”

For the nine months ended March 31, 2019, net income was $114.5 million, a decrease of 0.7% over net income of $115.3 million for the nine months ended March 31, 2018. Earnings attributable to Axos’s common stockholders were $114.3 million or $1.83 per diluted share for the nine months ended March 31, 2019, an increase of 2.2% from $115.1 million or $1.79 per diluted share for the nine months ended March 31, 2018. Earnings for the quarter and for the nine months ended March 31, 2019 were primarily the result of growth in the Bank’s loan and lease portfolio and reduction of the income tax rate, partially offset by higher operating costs.
Other Highlights:

•	Total assets reached $10.9 billion, up $0.9 billion or 8.9% compared to March 31, 2018

•	Loan and lease portfolio grew by $1.0 billion or 12.8% compared to March 31, 2018

•	Loan and lease originations for the three months ended March 31, 2019 were approximately $2.5 billion, up 1.0% compared to the quarter ended March 31, 2018

•	Net interest margin was 4.82% compared to 4.77% in three months ended March 31, 2018; net interest margin for the banking business segment was 4.94% compared to 4.80% in the March 31, 2018 period

•	Efficiency was 35.26% for the banking business segment compared to 28.59% in the quarter ended March 31, 2018

•
Asset quality remains strong with total non-performing assets of 0.48% of total assets at March 31, 2019 and net annualized charge-offs to average loans and leases of 0.04% for the three months ended March 31, 2019

•	Return on average common stockholders’ equity was 15.3% for the three months ended March 31, 2019

•	Book value increased to $16.88 per share, up 15.2% from March 31, 2018

Third Quarter Fiscal 2019 Income Statement Summary
During the quarter ended March 31, 2019, Axos earned $38.7 million or $0.63 per diluted share compared to $51.2 million, or $0.80 per diluted share for the quarter ended March 31, 2018. Net interest income increased $12.5 million or 10.70% for the quarter ended March 31, 2019 compared to March 31, 2018, primarily due to $875.5 million growth in average-earning assets.
The loan and lease loss provision was $19.0 million for the quarter ended March 31, 2019 compared to $16.9 million for the quarter ended March 31, 2018. The increase in the provision is primarily the result of additional provision for Refund Advance loans consistent with increased originations in the loan product and overall portfolio loan growth and changes in loan mix.
For the third quarter ended March 31, 2019, non-interest income was $26.1 million compared to $23.5 million for the three months ended March 31, 2018. The $2.6 million increase year over year was primarily the result of the addition of broker-dealer fee income of $5.0 million due to our acquisitions, partially offset by a decrease of $2.7 million in mortgage banking income.
Non-interest expense or operating costs increased $36.4 million to $81.8 million for the quarter ended March 31, 2019 from $45.4 million for the three months ended March 31, 2018. The increase was mainly a result of an increase in salaries and related expense of $7.8 million as a result of the addition of staffing increases from the aforementioned acquisitions and to support growth in the Banking segment’s lending, deposits, and trustee and fiduciary services business lines. Other operating expense increases include an increase of $17.7 million in other and general expense, primarily due to the establishment a reserve of $15.3 million cover potential losses resulting from securities trades by a customer at Axos’s correspondent clearing broker, a $2.9 million in data processing and internet expense due to software initiatives and enhancements to the Bank’s core processing system, a $2.8 million in professional services primarily due to increased legal and consulting fees, and a $2.7 million increase in depreciation and amortization for depreciation on Axos’s recent lending and deposit platform enhancements, infrastructure development and amortization of intangibles.
Balance Sheet Summary
Axos’ total assets increased $1,336.1 million, or 14.0%, to $10,875.6 million, as of March 31, 2019, up from $9,539.5 million at June 30, 2018. The increase in total assets was primarily due to an increase in loan portfolio growth of $666.2 million on a net basis, primarily from portfolio loan originations and purchases of $5,443.9 million less principal repayments and other adjustments of $4,777.7 million and the addition of assets from the acquisitions completed during the quarter ended March 31, 2019. Investment securities increased $38.9 million primarily due to purchases of new available-for-sale securities. Total liabilities increased by $1,257.1 million, or 14.7%, to $9,836.1 million at March 31, 2019, up from $8,579.0 million at June 30, 2018. The increase in total liabilities primarily resulted from an increase in deposits of 670.1 million and the addition of liabilities from the acquisitions completed during the quarter ended March 31, 2019 . Stockholders’ equity increased by $79.0 million, or 8.2%, to $1,039.5 million at March 31, 2019 from $960.5 million at June 30, 2018. The increase was primarily the result of $114.5 million in net income, $12.5 million of vesting and issuance of RSUs and stock-based compensation expense, partially offset by $47.9 million of common stock repurchases and $0.2 million of dividends declared on preferred stock.
The Bank’s Tier 1 core capital to adjusted average assets ratio was 8.68% at March 31, 2019.
Conference Call
A conference call and webcast will be held on Tuesday, April 30, 2019 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live and may be accessed at Axos’ website, http://www.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until April 30, 2019, at Axos’ website and telephonically by dialing toll-free number 877-660-6853, passcode 13689323.
About Axos Financial, Inc. and subsidiaries
The condensed consolidated financial statements include the accounts of Axos Financial, Inc. (“Axos”) and its wholly owned subsidiaries, Axos Bank (the “Bank”) and Axos Nevada Holding, LLC (the “Axos Nevada Holding” and collectively, the “Company”). Axos Nevada Holding wholly owns it’s subsidiary Axos Securities, LLC, which wholly owns subsidiaries AxosClearing, LLC, a clearing broker dealer, WiseBanyan, Inc., a registered investment advisor, and WiseBanyan Securities, LLC, an introducing broker dealer. With approximately $10.9 billion in assets, Axos Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. Axos Clearing LLC and WiseBanyan, Inc., provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index. For more information on Axos Bank, please visit axosbank.com.
Segment Reporting
The Company determines reportable segments based on the services offered, the significance of the services offered, the significance of those services to the Company’s financial condition and operating results and management’s regular review of the operating results of those services. The Company operates through two operating segments: Banking Business and Securities Business. In order to reconcile the two segments to the consolidated totals, the Company includes parent-only activities and intercompany eliminations.
The following tables present the operating results of the segments:

	For the Three Months Ended March 31, 2019
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$127,072	$2,951	$(854)	$129,169
Provision for loan losses	19,000	—	—	19,000
Non-interest income	21,027	5,071	—	26,098
Non-interest expense	52,224	23,102	6,489	81,815
Income before taxes	$76,875	$(15,080)	$(7,343)	$54,452

	For the Three Months Ended March 31, 2018
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$117,497	$—	$(814)	$116,683
Provision for loan losses	16,900	—	—	16,900
Non-interest income	23,372	—	153	23,525
Non-interest expense	40,273	—	5,161	45,434
Income before taxes	$83,696	$—	$(5,822)	$77,874

	For the Nine Months Ended March 31, 2019
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$307,564	$2,951	$(2,347)	$308,168
Provision for loan losses	24,550	—	—	24,550
Non-interest income	54,462	5,071	—	59,533
Non-interest expense	142,291	23,102	20,277	185,670
Income before taxes	$195,185	$(15,080)	$(22,624)	$157,481

	For the Nine Months Ended March 31, 2018
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$283,786	$—	$(2,340)	$281,446
Provision for loan losses	21,900	—	—	21,900
Non-interest income	53,811	—	153	53,964
Non-interest expense	109,419	—	14,844	124,263
Income before taxes	$206,278	$—	$(17,031)	$189,247

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although we believe the non-GAAP financial measures disclosed in this report enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
We define net income without the after-tax impact of non-recurring acquisition-related costs, and excess FDIC expense, and other costs (unusual or non-recurring charges), (“adjusted earnings”), a non-GAAP financial measure. Excess FDIC expense is defined as the higher insurance costs associated with increased levels of short-term brokered deposits in anticipation of the acquisition of deposits from Nationwide Bank. Other costs are due to a $15.3 million bad debt expense related to a correspondent customer of our clearing broker-dealer. Adjusted earnings per diluted common share (“adjusted EPS”), a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and adjusted EPS provide useful information about the Bank’s operating performance. Excluding the non-recurring acquisition related costs, excessive FDIC expense, and other costs provides investors with an understanding of Axos’ core business.

Below is a reconciliation of net income to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(Dollars in thousands, except per share amounts)	2019	2018	2019	2018
Net income	$38,821	$51,253	$114,497	$115,294
Acquisition-related costs	2,511	79	4,644	377
Excess FDIC expense	—	—	1,111	—
Other costs	15,299	—	15,299	—
Income taxes	(5,113)	(27)	(5,746)	(147)
Adjusted earnings (Non-GAAP)	$51,518	$51,305	$129,805	$115,524
Adjusted EPS (Non-GAAP)	$0.84	$0.80	$2.07	$1.80

We define book value adjusted for goodwill and other intangible assets as tangible book value (“tangible book value”), a non-GAAP financial measure. Tangible book value is calculated using common stockholders’ equity minus mortgage servicing rights, goodwill and other intangible assets. Tangible book value per common share, a non-GAAP financial measure, is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity to tangible book value (Non-GAAP) as of the dates indicated:

	March 31,
(Dollars in thousands, except per share amounts)	2019	2018
Total stockholders’ equity	$1,039,485	$921,653
Less: preferred stock	5,063	5,063
Common stockholders’ equity	1,034,422	916,590
Less: mortgage servicing rights, carried at fair value	10,355	10,228
Less: goodwill and other intangible assets	136,076	—
Tangible common stockholders’ equity (Non-GAAP)	$887,991	$906,362
Common shares outstanding at end of period	61,285,375	62,552,868
Tangible book value per common share (Non-GAAP)	$14.49	$14.49

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ ability to grow and increase its business, Axos’ ability to successfully integrate our recent acquisitions and realize the anticipated benefits of the transactions, diversify its lending, the outcome and effects of pending class action litigation filed against the Company, and the anticipated timing and financial performance of offerings, initiatives or acquisitions. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axos undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@axosfinancial.com

The following tables set forth certain selected financial data concerning the periods indicated:
AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	March 31, 2019	June 30, 2018	March 31, 2018
Selected Balance Sheet Data:
Total assets	$10,875,561	$9,539,504	$9,982,320
Loans and leases—net of allowance for loan and lease losses	9,098,453	8,432,289	8,064,716
Loans held for sale, at fair value	15,714	35,077	28,301
Loans held for sale, lower of cost or fair value	3,267	2,686	6,770
Allowance for loan and lease losses	71,746	49,151	62,054
Securities—available-for-sale	219,156	180,305	173,186
Securities borrowed	127,167	—	—
Customer, broker-dealer and clearing receivables	252,900	—	—
Total deposits	8,655,455	7,985,350	7,963,757
Advances from the FHLB	443,500	457,000	968,000
Borrowings, subordinated notes and debentures	214,477	54,552	54,528
Securities loaned	201,574	—	—
Customer, broker-dealer and clearing payables	245,208	—	—
Total stockholders’ equity	1,039,485	960,513	921,653

Capital Ratios:
Equity to assets at end of period	9.56%	10.07%	9.23%
Axos Financial, Inc.:
Tier 1 leverage (core) capital to adjusted average assets	9.25%	9.45%	9.36%
Common equity tier 1 capital (to risk-weighted assets)	12.19%	13.27%	14.83%
Tier 1 capital (to risk-weighted assets)	12.26%	13.34%	14.91%
Total capital (to risk-weighted assets)	13.92%	14.84%	16.74%
Axos Bank:
Tier 1 leverage (core) capital to adjusted average assets	8.68%	8.88%	9.40%
Common equity tier 1 capital (to risk-weighted assets)	12.33%	12.53%	14.97%
Tier 1 capital (to risk-weighted assets)	12.33%	12.53%	14.97%
Total capital (to risk-weighted assets)	13.31%	13.27%	15.98%
Axos Clearing, LLC:
Net capital	$22,381	N/A	N/A
Excess capital	$17,759	N/A	N/A
Net capital as a percentage of aggregate debit items	9.68%	N/A	N/A
Net capital in excess of 5% aggregate debit items	$10,825	N/A	N/A

AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Nine Months Ended
	March 31,		March 31,
	2019	2018	2019	2018
Selected Income Statement Data:
Interest and dividend income	$169,208	$144,880	$423,244	$356,176
Interest expense	40,039	28,197	115,076	74,730
Net interest income	129,169	116,683	308,168	281,446
Provision for loan and lease losses	19,000	16,900	24,550	21,900
Net interest income after provision for loan and lease losses	110,169	99,783	283,618	259,546
Non-interest income	26,098	23,525	59,533	53,964
Non-interest expense	81,815	45,434	185,670	124,263
Income before income tax expense	54,452	77,874	157,481	189,247
Income tax expense	15,631	26,621	42,984	73,953
Net income	$38,821	$51,253	$114,497	$115,294
Net income attributable to common stock	$38,744	$51,176	$114,265	$115,062

Per Common Share Data:
Net income:
Basic (revised for March 2018)	$0.63	$0.82	$1.84	$1.82
Diluted (revised for March 2018)	$0.63	$0.80	$1.83	$1.79
Book value per common share	$16.88	$14.65	$16.88	$14.65
Tangible book value per common share (Non-GAAP)	$14.49	$14.49	$14.49	$14.49
Adjusted earnings per common share (Non-GAAP)	$0.84	$0.80	$2.07	$1.80

Weighted average number of common shares outstanding:
Basic (revised for March 2018)	61,259,419	62,615,949	62,130,598	63,298,812
Diluted (revised for March 2018)	61,589,662	63,666,810	62,597,283	64,173,475
Common shares outstanding at end of period	61,285,375	62,552,868	61,285,375	62,552,868
Common shares issued at end of period	66,253,298	65,516,157	66,253,298	65,516,157

Performance Ratios and Other Data:
Loan and lease originations for investment	$2,227,387	$2,232,463	$5,432,902	$4,561,204
Loan originations for sale	$287,869	$258,840	$1,201,001	$1,275,333
Loan and lease purchases	$—	$—	$11,009	$—
Return on average assets	1.42%	2.08%	1.52%	1.72%
Return on average common stockholders’ equity	15.34%	22.84%	15.32%	17.55%
Interest rate spread[1]	4.37%	4.40%	3.78%	3.94%
Net interest margin[2]	4.82%	4.77%	4.18%	4.25%
Net interest margin[2] – Banking Business Segment only	4.94%	4.80%	4.24%	4.28%
Efficiency ratio	52.69%	32.40%	50.49%	37.05%
Efficiency ratio – Banking Business Segment only	35.26%	28.59%	39.30%	32.41%

Asset Quality Ratios:
Net annualized charge-offs (recoveries) to average loans and leases	0.04%	0.02%	0.03%	0.01%
Non-performing loans and leases to total loans and leases	0.49%	0.37%	0.49%	0.37%
Non-performing assets to total assets	0.48%	0.39%	0.48%	0.39%
Allowance for loan and lease losses to total loans and leases held for investment at end of period	0.78%	0.76%	0.78%	0.76%
Allowance for loan and lease losses to non-performing loans and leases	161.11%	204.18%	161.11%	204.18%

1.	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.

2.	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.